                                                                    EXHIBIT 11.1


                          IWERKS ENTERTAINMENT, INC.

                              EARNINGS PER SHARE
                     (in thousands, except share amounts)


                                         For the Three Months Ended                  For the Six Months Ended
                                                December 31,                               December 31,
                                         1996                  1995                  1996                1995
                                      ----------            ----------            ----------          ----------
Weighted average shares outstanding   11,714,916            10,734,094            11,675,062          10,675,066

Common equivalent shares:
  Options and warrants                        (1)            1,070,061               659,862           1,075,389
                                      ----------            ----------            ----------          ----------

                                      11,714,916            11,804,155            12,334,924          11,750,455
                                      ==========            ==========            ==========          ==========

Net income (loss)                     $     ( 57)           $      604            $      117          $      745
                                      ==========            ==========            ==========          ==========

Net income (loss) per share           $     0.00            $     0.05            $     0.01          $     0.06
                                      ==========            ==========            ==========          ==========

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(1)   These common equivalent shares were antidilutive.